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                                                                   EXHIBIT 10.28

                      EMPLOYMENT AND CONSULTING AGREEMENT

     AGREEMENT made as of July 1, 1996 between VOICE PROCESSING CORPORATION (hereinafter called "VPC") and MERRILL SOLOMON (hereinafter called "Solomon").

     WHEREAS, Solomon is Chief Executive Officer of VPC and has served VPC continuously during the past thirteen years as its principal executive officer; and

     WHEREAS, Solomon's leadership and services have constituted a major factor in the successful growth and development of VPC; and

     WHEREAS, VPC wishes to employ and retain the unique experience, ability and services of Solomon as a principal executive officer and to retain his services in an advisory and consulting capacity and to prevent any other competitive business from securing his services and obtaining the benefit of his experience, background and expertise.

     NOW THEREFORE, in consideration of the premises and of the mutual promises of the parties, it is agreed as follows:

        1. Employment.

             (a) Executive Employment. VPC hereby employs Solomon and Solomon hereby accepts employment as the principal executive of VPC until June 30, 1999 ("Executive Employment"). After January 31, 1997, however, VPC may at any time terminate Solomon's Executive Employment on ten (10) days prior written notice to the Solomon.

             (b) Advisory Period. If Solomon's Executive Employment is terminated as provided in Paragraph (a) above, VPC shall retain him as an advisor and consultant until June 30, 1999 ("Advisory Period"). Notwithstanding the foregoing, in the event that there is a Transfer of Business, as hereinafter defined in Paragraph 12 below, this Agreement shall terminate eighteen (18) months after the date of the Transfer of Business.

        2. Compensation.

     (a) Salary. VPC shall pay Solomon an annual salary of One Hundred Twenty Thousand Dollars ($120,000.00) payable in equal semi-monthly installments during the period of Executive Employment and the Advisory Period. No deduction shall be made by VPC from payments or benefits to Solomon under this Paragraph 2 for any compensation which Solomon earns from other employment or for moneys he otherwise receives subsequent to the period of Executive Employment.

     (b) Benefits. During the term of this Agreement, Solomon shall receive hospitalization and medical insurance for Solomon and his family at no cost to Solomon or his family for insurance premiums. In addition, during the period of Executive Employment, Solomon shall have the right to participate in any employee benefit, stock option or profit sharing plan offered to other employees of VPC.

        3. Duties.

             (a) Executive Employment. During the Executive Employment period Solomon is engaged as Chief Executive Officer of VPC to supervise and direct all operations of VPC. If, however, in the event of a Transfer of Business, as hereinafter defined in Paragraph 12 below, Solomon may be given other, but appropriate for his status, responsibilities. Except as expressly provided herein, Solomon shall devote his full time, attention, and energies to the business of VPC, and shall not be engaged in any other business activity whether or not such business activity is pursued for gain, profit or other pecuniary advantage which would interfere with his obligations hereunder; but this shall not be construed as preventing Solomon from investing his assets in such form or manner as will not require a material amount of time on the part of Solomon in the operation of the affairs of the companies in
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        which such investments are made or preventing Solomon from serving as a director of any such company.

             (b) Advisory Period. During the Advisory Period, Solomon shall perform all consulting and advisory services that VPC may reasonably request and Solomon shall be available to advise and counsel VPC's officers and directors at all reasonable times by telephone, mail, or in person. Provided, however, Solomon may not be required to provide more than four (4) hours per week in rendering such consulting and advisory services. Solomon's failure to render such services or to give such advice and counsel due to illness or other incapacity shall not affect his right to receive compensation. Solomon, without his consent, shall not be required to render advisory services at any place other than the Washington, D.C. metropolitan area, or the city of his residence if he moves out of said area.

          4. Working Facilities. During the period of Executive Employment, Solomon shall be furnished with an office and such other facilities and services suitable to his position and adequate for the performance of his duties both in Cambridge, Massachusetts and in the Washington, D.C. metropolitan area (the "Washington Office"). During the Advisory Period Solomon shall have the exclusive use of the Washington Office; however, the rent for the Washington Office will be paid by VPC. VPC, at no cost or expense to Solomon, shall transfer to Solomon all of the office furniture and office equipment in the Washington Office at the beginning of the Advisory Period.

          5. Expenses. During the term of his Executive Employment, Solomon is authorized to incur reasonable expenses for the operation of the Washington Office and for promoting the business of VPC and providing consulting services, including expenses for entertainment, travel, and similar items. VPC will reimburse Solomon for all such expenses upon the presentation by Solomon, from time to time, of an itemized account of such expenditures. During the Advisory Period, Solomon may incur expenses if requested to do so by the Chief Executive Officer and such expenses will be reimbursed to Solomon by VPC upon the presentation by Solomon, from time to time, of an itemized account of such expenditures.

          6. Vacations. During the period of Executive Employment Solomon shall be entitled each year to a vacation in accordance with VPC's standard vacation policy, during which time his compensation and benefits shall be paid in full. All vacations shall be at a time agreed upon by VPC and Solomon.

          7. Disability or Death. Solomon shall receive full compensation for any period of illness or incapacity during the term of this Agreement. If Solomon dies during the term of this Agreement, full compensation payments shall continue and such payments shall be made to Solomon's widow, or, if she does not survive him, to his estate.

          8. Termination. VPC may terminate this Agreement for cause only. For purposes hereof, "for cause" shall mean Solomon's fraud, misappropriation or embezzlement of funds or conviction of a crime involving moral turpitude or Solomon's failure to comply with the provisions of this Agreement. In the event VPC wishes to terminate this Agreement for cause, it shall give Solomon thirty (30) days written notice stating the reason for such termination.

          9. Restrictive Covenant. For a period of eighteen (18) months after the date of the termination of the period of Solomon's Executive Employment, Solomon will not, within the Continents of North America and Europe, directly or indirectly, own, manage, operate, control, be employed by, participate in, or be connected in any manner with the ownership, management, operation, or control of any business similar to the type of business conducted by VPC at the time of the termination of this Agreement. Notwithstanding the foregoing, if VPC shall breach this Agreement, then the previous sentence shall be null and void. VPC and Solomon agree that the Employee Agreement dated December 16, 1987 made by VPC and Solomon, a copy of which is attached hereto, shall be amended by deleting Paragraph 4 and that except as so modified the Employee Agreement shall remain in full force and effect.

          10. Notices. Any notice required or permitted to be given under this Agreement shall be sufficient if in writing, and if sent by certified or registered mail to his residence in the case of Solomon, or to its principal office in the case of VPC.

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          11. Waiver of Breach. The waiver by VPC of a breach of any provision of this Agreement by Solomon shall not operate or be construed as a waiver of any subsequent breach by Solomon.

          12. Binding Effect. This Agreement shall inure to the benefit of, and be binding upon, VPC, its successors and assigns, including, without limitation, any person, or corporation which may acquire substantially all of the assets or business of VPC or with or into which VPC may be consolidated, merged or otherwise combined ("Transfer of Business").

          13. Entire Agreement. This instrument contains the entire agreement of the parties. It may not be changed orally but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification,extension or discharge is sought.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of July 1, 1996.

ATTEST:                                           VOICE PROCESSING CORPORATION



- ----------------------------                      By:
Eugene G. Horowitz                                   --------------------------
Assistant Secretary

(Corporate Seal)                                  -----------------------------
                                                  MERRILL SOLOMON

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